Exhibit 10.4

Free English Translation

AMENDMENT

CONTRACT FOR ADMINISTRATION OF THE AREAS

OF

HUMAN RESOURCES, INFORMATION SYSTEMS, PROCUREMENT, AND TAXATION

In Santiago, on July 5, 2004, between:

TERRANOVA S.A. (“Terranova”), a corporation formed under the laws of Chile, [Taxpayer ID No.] 96.708.490-5, domiciled at Apoquindo 3650 Piso 10, Comuna de Las Condes, Santiago, Chile, successor company of Forestal Terranova S.A, represented by its General Manager, Mr. Gonzalo Zegers Ruiz-Tagle, and by its Auditor, Mr. Patricio Reyes Urrutia, both having the same domicile as their principal; and

MASISA S.A. (“Masisa”), a corporation formed under the laws of Chile, [TIN] 92.257.000-0, domiciled at Apoquindo 3650 Piso 10, Comuna de Las Condes, Santiago, Chile, represented by its General Manager, Mr. Eduardo Vial Ruiz-Tagle, and by its Administration and Finance Manager, Mr. Carlos Marín Olalla, both having the same domicile as their principal; and

WHEREAS:

•                  Terranova and Masisa are Chilean open stock corporations and independent legal entities. Terranova is the controlling shareholder of Masisa and, as of the present date, owns 51,89% of the subscribed and paid capital of the latter.

•                  To take advantage of synergies and obtain savings that involve benefits for all of the shareholders of both companies, the Parties agreed that Masisa will outsource to Terranova services for the areas of human resources, information systems, procurement, and taxation.

•                  For the reasons stated above, on June 1, 2003, the parties signed a contract for administration of the areas of human resources, information systems, procurement, and taxation.

•                  The Directors Committees of the respective companies previously informed the Boards of Directors of [the companies] of the transaction in this contract in accordance with Article 50 bis of Act No. 18,046, because Forestal Terranova S.A. was the parent company of Masisa S.A

•                  The parties have reviewed the costs of the services previously contracted and agreed on a new amount that reflects the present costs and efforts of the managers and assistant managers involved.

•                  Further, because Terranova and Masisa have an interest in extending this arrangement, the Parties agreed to expand the outsourcing services, this time Terranova providing services to Masisa, in the areas of taxation, social and environmental responsibility traffic [sic].

•                  Masisa, given the experience and knowledge that Terranova has in the management of these [areas] through the system of shared services for all of the Chilean and foreign subsidiaries [sic].

•                  Masisa is interested in contracting Terranova’s services in these areas based on the knowledge and experience the latter has in the management of these [areas] through the system of shared services for all the Chilean and foreign affiliates.

•                  Because this contract is a transaction between related parties, since Terranova S.A. is the parent company of Masisa S.A., the Directors Committees of the respective companies informed the Boards of Directors of [the companies] of this transaction, in accordance with Article 50 bis of Act No. 18,046.

•                  The Boards of Directors of the parties have approved the execution of this contract amendment.

Because of the Parties’ mutual interest, they have agreed to execute the following amendment to the Administrative Services Contract.

FIRST               Modification of Services

The Parties modify Clause One, expanding it as follows:

Masisa assigns to Terranova the administration and management services in the corporate areas of logistics, social and environmental responsibility, and taxation, which means that Terranova will manage and operate those corporate areas, both for Masisa Holding and for all of its subsidiaries.

The performance of this management [task] will include [making] suggestions to Masisa’s Board of Directors about the assignment and removal of Terranova personnel in each of the areas; reorganizing, creating, or eliminating sub departments; price setting for external services; defining policies; contracting for services and supplies, or renegotiating existing contracts, contracting technical assistance; etc., all of which is subject to the restrictions established in this contract.

During Terranova’s management of each one of the mentioned areas, the respective manager or assistant manager, or the Auditor, when appropriate, may use, at his or her discretion, personnel hired by Masisa or by Terranova, both of which will be in charge of compensating the employees on their respective payrolls.

Any major decision that Terranova must make concerning the entrusted management must be approved by Masisa’s General Manager.

Terranova agrees that it will comply with current legal and regulatory norms in the performance of the management duties entrusted to it by Masisa and that it will ensure observance of the principles of sustainable development that Masisa employs in its operations.

SECOND          Compensation and Expenses

Clause Four of the contract, on Compensation and Expenses, is amended such that starting on August 1, 2004, Terranova will pay Masisa

US$ 48,559 (forty-eight thousand five hundred fifty-eight [sic] dollars of the United States of America)

For its part, for providing the new services described in Clause One of this contract, Masisa will pay Terranova net monthly compensation in the amount of US$ 18,848 (eighteen thousand eight hundred forty-eight dollars of the United States of America). This compensation will be net of any tax other than the first category income tax that Terranova must pay in Chile on that income.

Payment must be made in Chilean pesos, the national currency of Chile, within the first five business days of each month following the month in which services have been provided, according to the “observed” exchange rate for the dollar published in the Official Gazette of Chile on the day payment is made.

In the case of default or mere delay in the payment of the compensation, penalty interest will accrue, in Terranova’s favor, at a rate equal to the highest contractual interest rate allowed under Chilean law for adjustable transactions.

The Parties agree that the above fee may be periodically adjusted and, accordingly, they agree to review [the fee] every six months.

Expenses incurred by employees of Terranova while fulfilling this contract will be paid directly or reimbursed, depending on the situation, by Terranova. Prior approval from the General Manager or Manager of Administration and Finance, as appropriate, of the latter company [sic] is required.

THIRD              Method of Payment: Compensation

Because each party, considering the services that it will provide to the other, will simultaneously be a creditor and a debtor, they agree to offset on a monthly basis the amount that Masisa must pay Terranova against the payment that Terranova must make to Masisa. Consequently, the net monthly balance that Terranova must pay Masisa is US$ 29,709 (twenty-nine thousand seven hundred nine dollars of the United States of America)

Terranova will pay this sum of money according to the time period, currency, and other conditions stated in the previous clause.

FOURTH          Effective period of the Contract and new obligations and rights.

Concerning everything not modified [here], each and every one of the clauses originally agreed-upon will fully govern.

Likewise, Masisa and Terranova reciprocally assume all of the obligations of supplier and consumer of services that were established in that contract, especially now that Masisa also assumes the role of consumer of the services provided by Terranova.

Furthermore, the agreements on semester reports (Clause Two); transactions between the parties (Clause Three); starting date and duration of the contract (Clause Four); confidentiality (Clause Six); conflict resolutions (Clause Seven); applicable law (Clause Nine), apply reciprocally to each party.

Because of the restructuring that is part of the synergy process, communications and notices (Clause Eight) will only be received by Mr. Alejandro Droste Bertolo, for Terranova, and Eduardo Vial Ruiz Tagle, for Masisa.

For: TERRANOVA S.A.	For: MASISA S.A.